Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190136 on Form F-3 and Registration Statement Nos. 333-208728, 333-199835, 333-191625, 333-185538, 333-178186, 333-167389, 333-163816 and 333-149157 on Form S-8 of our reports dated April 6, 2016, relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2015.

/s/ DELOITTE, S.L

Madrid, Spain

April 6, 2016